Registration No. 333-_________

As filed with the Securities and Exchange Commission on February 15, 2001

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

POWERGEN plc
 (Exact name of registrant as specified in its charter)

England and Wales
(State or other jurisdiction of
incorporation or organization)

53 New Broad Street
London EC2M 1SL
(Address of principal executive offices)

LG&E ENERGY CORP. SAVINGS PLAN (1)
and
401(K) SAVINGS PLAN FOR EMPLOYEES OF LOUISVILLE GAS AND ELECTRIC
COMPANY WHO ARE REPRESENTED BY LOCAL 2100 OF IBEW (1)
and
WKE CORP. BARGAINING EMPLOYEES' SAVINGS PLANS (1)
 (Full title of the plans)

John R. McCall, Esq.
Executive Vice President, General Counsel and Corporate Secretary
LG&E Energy Corp.
220 West Main Street
Louisville, KY 40202
Tel: (502) 627-2000
(Name, address and telephone number, including area code, of agent for service)

                                    CALCULATION OF REGISTRATION FEE
======================= ==================== ==================== ===================== ====================
                            Amount to be      Proposed maximum      Proposed maximum
 Title of securities      registered (2)     offering price per    aggregate offering        Amount of
   to be registered           (3)(4)              share (3)            price (3)         registration fee
----------------------- -------------------- -------------------- --------------------- --------------------
Ordinary Shares,             20,000,000            $10.28             $205,600,000           $55,044.00
nominal value 50
pence, to be
evidenced by American
Depositary Shares
======================= ==================== ==================== ===================== ====================
(1)	Sponsored by LG&E Energy Corp., a newly acquired subsidiary of the Registrant.

(2)	The number of Ordinary Shares of 50 pence per share of Powergen plc ("Ordinary Shares") being registered represents the estimated aggregate number of Ordinary Shares (to be evidenced by Powergen plc American Depositary Shares ("Powergen ADSs")) which will be issued pursuant to the (i) LG&E Energy Corp. Savings Plan; (ii) 401(k) Savings Plan for Employees of Louisville Gas and Electric Company who are represented by Local 2100 of IBEW; and (iii) WKE Corp. Bargaining Employees Savings Plans.

(3)	Pursuant to Rule 416, this Registration Statement also covers an indeterminate amount of additional securities in order to adjust the number of securities reserved for issuance pursuant to the plans as a result of a stock split, stock dividend or similar transaction affecting the Common Stock. Pursuant to Rule 416(c), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(4)	3,300,000, 1,100,000, and 600,000 shares are being registered on behalf of (a) the LG&E Energy Corp. Savings Plan, (b) the 401(k) Savings Plan for Employees of Louisville Gas and Electric Company who are Represented by Local 2100 of the IBEW, and (c) the WKE Corp. Bargaining Employees' Savings Plans, respectively.

(5)	Estimated solely for the purpose of calculating the amount of the registration fee. Such estimate is calculated pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act") based on the average of the high and low prices of the Powergen ADSs reported on the New York Stock Exchange on February 8, 2001. Such average price is divided by four for purposes of calculating the average price of one per Ordinary Share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information

As permitted by Rule 428 under the Securities Act and the Note to Part I of Form S-8, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the plans covered by this Registration Statement, as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

Item 2.   Registrant Information and Employee Plan Annual Information.

As permitted by Rule 428 under the Securities Act and the Note to Part I of Form S-8, this Registration Statement omits the information specified in Part I to be contained in the Section 10(a) prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

The following documents, as filed with the Securities and Exchange Commission, are incorporated herein by reference:

(i)	The Registrant's Annual Report on Form 20-F for the fiscal year ended January 2, 2000.
(ii)	The Plans' Annual Reports on Form 11-K for the year ended December 31, 1999.
(iii)	The description of the Registrant's Ordinary Shares, registered under Section 12 of the Exchange Act, contained in the Registrant's Registration Statement on Form F-1 (File no. 33- 89104) filed under the Securities Act of 1933.

(iv)	The description of the Registrant's Ordinary Shares contained in the Registrant's Registration Statement on Form 8-A filed February 6, 1995 pursuant to Section 12(b) of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

                In addition, all filings on Form 20-F filed by the Registrant pursuant to the Securities Exchange Act of 1934 after the date of this Registration Statement are incorporated by reference in this Registration Statement from the date of filing or furnishing such documents or reports.

                All documents filed by the Registrant or the plans pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

The validity of the Ordinary Shares registered herein has been passed upon by Freshfields Bruckhaus Deringer.

Item 6.    Indemnification of Directors and Officers

United Kingdom law does not permit a company to indemnify a director or officer of the company against any liability which by virtue of any rule of law would otherwise attach to him in respect of negligence, default, breach of duty or breach of trust in relation to the company except liability incurred by such director or officer in defending any legal proceeding (whether civil or criminal) in which judgment is given in his favor or in which he is acquitted or in limited instances where, although he is liable, a court finds that such director or officer acted honestly and reasonably and that having regard to all the circumstances he ought fairly to be excused and relief is granted by the court.

Section 310 of the Companies Act 1985 (as amended by Section 137 of the Companies Act 1989) provides as follows:

310. Provisions exempting officers and auditors from liability.
(1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2) Except as provided by the following subsection, any such provision is void.
(3) This section does not prevent a company
(a) from purchasing and maintaining for any such officer or auditor insurance against any liability, or
(b) from indemnifying any such officer or auditor against any liability incurred by him
(i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or
(ii) in connection with any application under section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court."

Section 727 of the Companies Act 1985 provides as follows:
727. Power of court to grant relief in certain cases.
(1) If in proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that the officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with this appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.
(2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.

Section 165 of the Registrant's Articles of Association provides:

      165.  Subject to the provisions of the Companies Acts but without prejudice to any indemnity to which a director may otherwise be entitled, every director or other officer of the Registrant shall be indemnified out of the assets of the Registrant against all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and discharge of his duties or the actual or purported exercise of his powers or otherwise in relation thereto, including (but without limitation) any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Registrant.

United Kingdom law permits Registrants to purchase insurance for the benefit of their directors and officers against liability. The Registrant's Articles of Association permits the Registrant's board of directors to purchase and maintain insurance for or for the benefit of any persons who are or were at any time directors, officers, employees or auditors of the Registrant or its affiliates, including insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit
Number        Description
------        -----------

4.01          Copy of LG&E Energy Corp. Savings Plan including Instrument of
              Amendment and Second Amendment dated December 11, 2000.

4.02          Copy of 401(k) Savings Plan for Employees of Louisville Gas and
              Electric Company who are Represented by Local 2100 of IBEW as
              amended through December 11, 2000.

4.03          Copy of WKE Corp. Bargaining Employees' Savings Plan as amended through December 11, 2000.

5.1           Opinion of Freshfields Bruckhaus Deringer.

23.1          Consent of PricewaterhouseCoopers.

23.2          Consent of Freshfields Bruckhaus Deringer (included in Exhibit 5.1).

24.1          Powers of attorney.

Item 9. Undertakings

A. INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

B. SUBSEQUENT EXCHANGE ACT DOCUMENTS

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and each filing of the plans' annual reports pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. OTHER

The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represented no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That it (i) will submit or has submitted the plans and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and (ii) has made or will make all changes required by the IRS in order to qualify the plans.

SIGNATURES

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London on February 15, 2001.

                                             POWERGEN plc

                                             By: /s/ David Jackson
                                                --------------------------------
                                                Name:   David Jackson
                                                Title:  General Counsel and
                                                        Corporate Secretary
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on February 15, 2001, by the following persons in the capacities indicated.
Signature                                Title
---------                                -----

                *                        Chairman of the Board and Chief
                                         Executive Officer
--------------------------------
Edmund A. Wallis

                *                        Director*
--------------------------------
Roger W. Hale

                *                        Director*
--------------------------------
Nicholas Baldwin

                *                        Director*
--------------------------------
Peter Charles Fletcher Hickson

                *                        Director*
--------------------------------
Roberto Quarta

                *                        Director*
--------------------------------
Paul Myners

                 *
--------------------------------
Frederick William Crawford

                                       * By: /s/ David Jackson
                                            ------------------------------------
                                            David Jackson (Attorney-in-Fact)

** By authority of Powers of Attorney filed with this Registration Statement on Form S-8.

                                    By: /s/ Peter C.F. Hickson
                                            ------------------------------------
                                            Peter C.F. Hickson
                                            (Principal Financial and Accounting
                                             Officer)

                                         By: /s/ John R. McCall
                                            ------------------------------------
                                            John R. McCall
                                            (Authorized U.S. representative)

THE PLANS

Pursuant to the requirements of the Securities Act of 1933, all of the members of the Committee having the responsibility for administration of the LG&E ENERGY CORP. SAVINGS PLAN have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky on February 15, 2001.

                                         By: /s/ Victor A. Staffieri
                                            ------------------------------------
                                            Victor A. Staffieri

                                         By: /s/ Frederick J. Newton, III
                                            ------------------------------------
                                            Frederick J. Newton, III

                                         By: /s/ S. Bradford Rives
                                            ------------------------------------
                                            S. Bradford Rives

THE PLANS

Pursuant to the requirements of the Securities Act of 1933, all of the members of the Committee having the responsibility for administration of the 401(K) SAVINGS PLAN FOR EMPLOYEES OF LOUISVILLE GAS AND ELECTRIC COMPANY WHO ARE REPRESENTED BY LOCAL 2100 OF IBEW have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky on February 15, 2001.

                                         By: /s/ Victor A. Staffieri
                                            ------------------------------------
                                            Victor A. Staffieri

                                         By: /s/ Frederick J. Newton, III
                                            ------------------------------------
                                            Frederick J. Newton, III

                                         By: /s/ S. Bradford Rives
                                            ------------------------------------
                                            S. Bradford Rives

THE PLANS

Pursuant to the requirements of the Securities Act of 1933, all of the members of the Committee having the responsibility for administration of the WKE CORP BARGAINING EMPLOYEES' SAVINGS PLANS have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky on February 15, 2001.

                                         By: /s/ Victor A. Staffieri
                                            ------------------------------------
                                            Victor A. Staffieri

                                         By: /s/ Frederick J. Newton, III
                                            ------------------------------------
                                            Frederick J. Newton, III

                                         By: /s/ S. Bradford Rives
                                            ------------------------------------
                                            S. Bradford Rives

Exhibit Index

Exhibit
Number      Description
------      -----------

4.01        Copy of LG&E Energy Corp. Savings Plan including Instrument of
            Amendment and Second Amendment dated December 11, 2000.

4.02        Copy of 401(k) Savings Plan for Employees of Louisville Gas and
            Electric Company who are Represented by Local 2100 of IBEW as
            amended through December 11, 2000.

4.03        Copy of WKE Corp. Bargaining Employees' Savings Plan as amended through December 11, 2000.

5.1         Opinion of Freshfields Bruckhaus Deringer.

23.1        Consent of PricewaterhouseCoopers.

23.2        Consent of Freshfields Bruckhaus Deringer (included in Exhibit 5.1).

24.1        Powers of attorney.